Exhibit 99.9

LIMITED LIABILITY COMPANY AGREEMENT

OF

WAB HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

WAB HOLDINGS LLC

Walgreens Pharmacy Strategies, LLC, an Illinois limited liability company (the “Walgreens Party”), and Alliance Boots Luxembourg S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (the “AB Party”), are executing this LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) of WAB Holdings LLC, a Delaware limited liability company (the “Company”), dated as of March 18, 2013 (the “Effective Date”).

RECITALS

WHEREAS, on March 15, 2013, the Company was formed as a limited liability company under the laws of the State of Delaware by filing a Certificate of Formation for the Company with the Secretary of State of Delaware (the “Certificate”) pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”);

WHEREAS, pursuant to that certain Transaction Rights Agreement, to be entered into immediately following the execution hereof, by and among the Company, Walgreen Co., an Illinois corporation and (directly or indirectly) the wholly owning parent company of the Walgreens Party (“Walgreens”), the Walgreens Party, the AB Party and Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland and (directly or indirectly) the wholly owning parent company of the AB Party (“AB”) (the “TRA”), upon the occurrence of certain events as specified in the TRA, the Company shall acquire from (a) Walgreens and/or other Walgreens Investors, in exchange for a payment by the Company to Walgreens and/or other Walgreens Investors of the amount determined pursuant to the terms of the TRA (the “Walgreens Warrant Purchase Price”) and (b) AB and/or other AB Investors, in exchange for payment by the Company to AB and/or other AB Investors of an amount equal to the Walgreens Warrant Purchase Price (the “AB Warrant Purchase Price” and, together with the Walgreens Warrant Purchase Price, collectively, the “Warrant Purchase Price”), the Warrants (the “Warrants Transfer”); and

WHEREAS, from time to time after the issuance of Class A Units in accordance with the terms of this Agreement, the TRA and the Transaction Documents, the Company may acquire, hold, exercise, vote, Transfer and/or take other actions in respect of Equity Securities (which term, for all purposes of this Agreement shall include the Warrants) of AmerisourceBergen Corporation, a Delaware corporation (“ABC”), and/or Derivative Instruments (which term, for all purposes of this Agreement shall exclude the Warrants), including without limitation effecting the Warrants Transfer (collectively, the “JV Activities”).

NOW, THEREFORE, the Members, acting pursuant to the Act, in consideration of the mutual promises and agreements made in this Agreement and intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement (including Exhibits and Schedules hereto) but not defined in the body hereof shall have the meanings (a) ascribed to them in Exhibit A or (b) ascribed to them in the TRA, as applicable.

ARTICLE II

ORGANIZATION

2.1 Formation and Admission. The formation of the Company as of March 15, 2013 as a limited liability company pursuant to the provisions of the Act is hereby confirmed. Upon the filing of the Certificate, Octavian S. Timaru’s powers as an “authorized person” with respect to the Company shall have ceased, and each of the Walgreens Party and the AB Party shall have been, and hereby are, admitted as Members of the Company, the Walgreens Party being hereby issued ten (10) Class W Units and the AB Party being hereby issued ten (10) Class F Units. The rights, duties, and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. The Members shall be deemed to have notice of, and be bound by, the terms and conditions set forth in this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The Company shall conduct its activities under the name WAB Holdings LLC. The Board may change the name of the Company from time to time.

2.3 Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall continue in perpetuity; provided, that the Company may be dissolved, wound up and terminated in accordance with Article X.

2.4 Purpose; Powers. The character of the business of the Company is to conduct the JV Activities and such other activities as are ancillary or incidental thereto, including without limitation effecting the transactions expressly contemplated by this Agreement, the TRA or as otherwise approved by the Board. The Company shall have the power and authority to take such actions and engage in such activities necessary, appropriate, advisable, ancillary or incidental to accomplish the foregoing purpose.

2.5 Place of Business. The Company’s principal office and place of business shall be located at such place or places within or outside the State of Delaware as the Board may from time to time designate.

2.6 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other registered agent and/or registered office as the Board may determine.

2.7 Foreign Qualification. Each Person designated by the Board, as an authorized person within the meaning of Section 18-204(a) of the Act, shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments and/or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and/or terminate the Company as a foreign entity in all such jurisdictions in which the Company may conduct business; provided, that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.8 Title to Assets. Title to assets of the Company shall be in the name of the Company. The Members shall not have any interest in any specific assets of the Company. The Membership Interest of each Member is personal property.

2.9 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, director or officer shall be a partner or joint venturer of any other Member, director or officer, for any purposes and this Agreement shall not be construed to the contrary.

ARTICLE III

MEMBERS; MEMBERSHIP INTERESTS

3.1 Members. The names and addresses of the Members, the number and type of Membership Units held by each Member and the capital contribution, if any, of each Member, in each case effective immediately following the effectiveness of this Agreement, are set forth on Schedule I hereto. The Board shall update Schedule I and ensure that it accurately reflects the information to be provided for therein. Any reference in this Agreement to Schedule I shall be deemed to be a reference to Schedule I as amended and in effect from time to time.

3.2 Membership Interests. The Membership Interests of the Members shall be represented solely by issued and outstanding Membership Units, which may be divided only into the classes as set forth below in this Section 3.2. Each such class of Membership Units shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement with respect to such class.

(a) The Company is authorized to issue only the following Membership Units:

(i) up to ten (10) Class W Membership Units (the “Class W Units”), all of which are issued and outstanding as of the Effective Date;

(ii) up to ten (10) Class F Membership Units (the “Class F Units”), all of which are issued and outstanding as of the Effective Date; and

(iii) up to ten (10) Class A Membership Units (the “Class A Units”), none of which are issued and outstanding as of the Effective Date.

(b) For the avoidance of doubt, the Company shall not issue any Membership Units, of any type, class or series other than as specified above in Section 3.2(a).

(c) Notwithstanding anything to the contrary contained herein, promptly upon the earlier of (i) the determination of the Board in accordance with the terms of this Agreement and (ii) the occurrence of a JV Option Exercise Event, the Company shall issue to the Walgreens Party or a Walgreens Permitted Transferees (as designated by the Walgreens Party), in exchange for $1.00, in the aggregate, all ten (10) Class A Units authorized under this Section 3.2.

3.3 Repurchases; Redemption. The Company shall have no authority to repurchase and/or redeem any Membership Units, except as approved by the Board. For the avoidance of doubt, Class F Units are subject to cancellation upon the occurrence of any Class F Cancellation Event or Cancellation and Payment Event.

3.4 Certificates. Unless and until the Board shall determine otherwise, the Membership Interests shall be uncertificated and recorded in the books and records of the Company (including Schedule I).

3.5 Legends.

(a) To the extent that the Board determines that any Membership Interests shall be certificated, such certificates shall bear legends in accordance with the following terms

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO, AMONG OTHER THINGS, THE LIMITED LIABILITY COMPANY AGREEMENT OF WAB HOLDINGS LLC, AS AMENDED FROM TIME TO TIME, WHICH CONTAINS, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY WAB HOLDINGS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

(b) In addition to the legends required by clause (a), each Member agrees that each certificate representing a Membership Unit heretofore or hereafter issued by the Company shall also bear such other legends as may be required by law or determined by the Board.

3.6 Transfers of Membership Units. Subject to Section 10.3, no Member may Transfer all or any portion of such Member’s Membership Units, except:

(a) in the case of Class W Units, to Walgreens and/or any (direct or indirect) wholly owned subsidiary of Walgreens (“Walgreens Permitted Transferees”);

(b) in the case of Class F Units, to AB and/or any (direct or indirect) wholly owned subsidiary of AB; and

(c) in the case of Class A Units, to Walgreens or any Walgreens Permitted Transferee, if such Transfer is of all ten (10) Class A Units authorized under Section 3.2.

Any Transfer or attempted Transfer in breach of this Agreement shall be void ab initio and of no effect. In connection with any attempted Transfer in breach of this Agreement, the Company may hold and refuse to Transfer any Membership Units, in addition to and without prejudice to any and all other rights or remedies which may be available to it or to the Members. Each Member agrees that the restrictions contained in this Agreement are fair and reasonable and in the best interests of the Company and the Members.

3.7 Admission of Additional or Replacement Members. Subject to Sections 3.2 and 3.6, as a condition to the Company’s obligations to effect a Transfer by any Member of Membership Units on the books and records of the Company to any Person not already a Member of the Company, the transferee shall be required to become a party to this Agreement by executing an Addendum Agreement substantially in the form attached hereto as Exhibit B (an “Addendum Agreement”). Except as otherwise specified herein, no Person shall be admitted as a Member without the prior consent of the Board.

3.8 Cessation of Membership Interest. A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Membership Interest in accordance with this Agreement.

3.9 Voting Rights. Except as otherwise expressly provided in this Agreement or required by applicable law, the Members (including Membership Interests and Membership Units) shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company or the Board.

3.10 Other Transfer Restrictions.

(a) In addition to any other restrictions on Transfers herein contained, in no event may any Transfer of any Membership Units by any Member be made if such Transfer would:

(i) require the registration of such Transferred Membership Units pursuant to applicable foreign, federal, provincial or state securities Laws;

(ii) subject the Company, the Board, its partners, stockholders or members or any of their affiliates to regulation under the Investment Company Act of 1940, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended;

(iii) result in a violation of applicable law; or

(iv) be to any Person that lacks the legal right, power or capacity to own such Membership Units.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions.

(a) As of the Effective Date, (1) no Member has made any capital contributions to the Company and (2) each Member owns the number and type of Membership Units as set forth in Schedule I (as it exists on the Effective Date).

(b) Each Member listed in the books and records of the Company (or such Member’s predecessor-in-interest) has made capital contributions to the Company in the amounts set forth in the books and records of the Company (and as such books and records shall be updated following the date hereof).

4.2 Return of Contributions. Except and only to the extent as otherwise provided in Articles VI and X, no Member shall be entitled to the return of any part of its capital contributions or to receive any distribution from the Company. Any capital contribution that has not been repaid is not a liability of the Company or of any Member and no Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s capital contributions. For the avoidance of doubt, notwithstanding anything to the contrary contained herein (including without limitation Articles VI and X), in no event shall any Member be entitled to the return of any part of its capital contributions or to receive any distribution from the Company, in each case in respect of any Class W Units or Class F Units.

4.3 Additional Capital Contributions. No Member shall be required to make any additional capital contributions to the Company, except as follows:

(a) From and after the issuance of Class A Units pursuant to Section 3.2(c), upon the determination of the Board in accordance with this Agreement for the Company to acquire any Equity Securities of ABC and/or Derivative Instruments (in each case, other than the Warrants Transfer) in accordance with the TRA and the Transaction Documents (an “Applicable Acquisition”), the holder of Class A Units shall be obligated to, and shall, as promptly as commercially practicable, contribute to the Company such amount, in cash, in respect of such Class A Units, as necessary to fund in full such Applicable Acquisition and pay the Company’s related costs and expenses, it being understood and agreed that the sole permitted use of any and all of such contribution shall be to consummate such Applicable Acquisition and pay the Company’s related costs and expenses (each, an “Applicable Acquisition Contribution”). As promptly as practicable following the consummation of any Applicable Acquisition Contribution and in accordance with the determination of the Board with respect to the Applicable Acquisition, the Company shall consummate such Applicable Acquisition. For purposes of this Agreement, “Specified Derivative Contributions” shall mean any Applicable Acquisition Contribution in respect of an acquisition of Un-agreed Derivative Acquisitions, and “Un-agreed Derivative Acquisitions” shall mean any acquisition of Derivative Instruments (“Un-agreed Derivatives”) that is approved by the Board only pursuant to Section 8.1(f).

(b) Upon the occurrence of a JV Option Exercise Event and, if not previously issued pursuant to Section 3.2(c)(i), the related issuance of Class A Units pursuant to Section 3.2(c)(ii), except in the event that the Board has unanimously resolved not call for the Warrants Purchase Contribution from the holder of the Class A Units, the holder of Class A Units shall be obligated to, and shall, as promptly as commercially practicable, contribute to the Company an amount, in cash, in respect of such Class A Units, equal to the Warrant Purchase Price, it being understood and agreed that the sole permitted use of any and all of such contribution shall be to consummate the Warrants Transfer (the “Warrants Purchase Contribution”). The Company and the Members expressly acknowledge and agree that, without the requirement of any Board approval (including pursuant to Section 8.1(f)), promptly following the consummation of the Warrants Purchase Contribution, the Company shall be obligated under this Agreement to, and shall, exercise the Walgreens Warrants Call Option and the AB Warrants Call Option in accordance with Article III of the TRA.

(c) The Applicable Acquisition Contributions and Warrants Purchase Contribution shall be collectively referred to herein as the “Mandatory Acquisition Capital Contributions”.

(d) For the avoidance of doubt, no additional Class A Units shall be issued in respect of any Mandatory Acquisition Capital Contribution.

4.4 No Interest. Subject to Section 10.3, no interest shall be paid on capital contributions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Members’ Representations and Warranties. Each Member (severally and not jointly, as to itself) represents and warrants to the Company and the other Members that, as of the date hereof:

(a) such Member understands that (i) an investment in the Membership Interests of the Company involves a high degree of risk, and it may lose the entire amount of its investment; (ii) the Membership Interests are illiquid, and such Member must bear the economic risk of an investment in the Membership Interests for an indefinite period of time; (iii) there is no existing public or other market for the Membership Interests, and there can be no assurance as to when, or whether, any such market shall develop, or that such Member shall be able to sell or dispose of its Membership Interests; (iv) the Membership Interests have not been registered under the Securities Act or the securities laws of any other jurisdiction, and, except as otherwise expressly provided herein, the Company is under no obligation to, and currently does not intend to, register or qualify the Membership Interests for resale by any such Member or assist such Member in complying with any exemption under the Securities Act or the securities laws of any other jurisdiction; (v) an offer or sale of Membership Interests by any Member in the absence of registration under the Securities Act will require the availability of an exemption thereunder; (vi) a restrictive legend as required by this Agreement shall be placed on the certificates representing the Membership Interests if any such certificates are issued; and (vii) a notation shall be made in the appropriate records of the Company (including on Schedule I) indicating that the Membership Interests are subject to restrictions on transfer;

(b) such Member is an “accredited investor,” as such term is defined in Regulation D under the Securities Act;

(c) such Member is acquiring Membership Interests solely for such Member’s own account and for investment only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof, and such Member has no plans to enter into any contract, undertaking, agreement or arrangement for any such purpose;

(d) such Member understands and agrees that the Company shall have no obligation to recognize any Person as a Member or to recognize the ownership, beneficial or otherwise, of any Membership Interests of such Member other than such Member, and that no such Membership Interests shall be transferable except in accordance with this Agreement; and

(e) such Member acknowledges that it has been provided with such information as it deems necessary to evaluate the merits and risks of investing in the Membership Interests (including, without limitation, financial and other information regarding the Company), and has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Membership Interests; in making the decision to invest in the Company, such Member has relied solely upon independent investigations and analysis, and has read in full and understands fully the terms and conditions set forth herein.

ARTICLE VI

DISTRIBUTIONS

6.1 Distributions. Subject in each case to restrictions imposed by applicable law, from time to time, the Board may determine in accordance with the terms hereof to make distributions of cash or other property available for distribution, if any (such availability to be determined by the Board); provided, that notwithstanding anything to the contrary contained herein, (a) (i) any and all distributions shall be made solely on Class A Units, if any, and (ii) in no event shall any distributions be made on any Class W Units or Class F Units and (b) subject to Board approval, immediately following any Transfer of Un-agreed Derivatives, the proceeds in respect of such Transfer shall be distributed, in full, solely to the holders of Class A Units, on a pro rata basis based on the number of Class A Units held by each such holder. Notwithstanding anything to the contrary contained herein, each of the Members and the Company hereby acknowledge and agree that (1) without the requirement of any Board approval (including pursuant to Section 8.1(f)), the Company shall use its reasonable best efforts to Transfer all Un-agreed Derivatives, if any, then owned by the Company, prior to the occurrence of any Dissolution Event and (2) subject to Board approval, immediately following any Transfer of Un-agreed Derivatives (and in any event prior to such Dissolution Event), the proceeds in respect of such Transfer shall be distributed, in full, solely to the holders of Class A Units, on a pro rata basis based on the number of Class A Units held by each such holder.

ARTICLE VII

ALLOCATIONS

7.1 Allocations of Profits and Losses. The Company’s profits and losses (and each item of income, gain, loss, deduction or credit for income tax purposes), if any, for each fiscal period (or any portion thereof for which such an allocation is required) shall be allocated to the Member holding Class A Units.

ARTICLE VIII

GOVERNANCE; MANAGEMENT OF THE COMPANY

8.1 Management Under Direction of the Board.

(a) Except as otherwise expressly specified herein, to the fullest extent permitted by applicable law, the business and affairs of the Company shall be governed exclusively by a board of managers (the “Board,” and each member of the Board, a “Manager”). Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. No Member, in such capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company, unless otherwise authorized by the Board. Subject to Section 8.1(f), no individual Manager, in such capacity as a Manager, shall have any power to act for, sign for or do any act that would bind the Company, unless otherwise authorized by the Board.

(b) The Board shall consist of four (4) Managers.

(c) The holders of Class W Units shall have the sole and exclusive right to, at any time and from time to time, designate, appoint, replace and/or remove two (2) of the four (4) Managers comprising the entire Board (such two (2) Managers selected by the holders of Class W Units, the “Class W Managers”). The initial Class W Managers shall be Jason Dubinsky and Dan Morrell. Unless otherwise approved by the Board, the Class W Managers shall be the sole signatories with respect to the bank accounts of the Company.

(d) The holders of Class F Units shall have the sole and exclusive right to, at any time and from time to time, designate, appoint, replace and/or remove two (2) of the four (4) Managers comprising the entire Board (such two (2) Managers selected by the holders of Class F Units, the “Class F Managers”); provided, that, following a Class F Cancellation Event or Cancellation and Payment Event, Class F Managers shall be designated, appointed, replaced and/or removed solely by the holders of Class W Units. The initial Class F Managers shall be Marco Pagni and George Fairweather.

(e) Subject to Section 8.1(f) and Section 8.1(k), all actions and determinations of the Board shall require the approval of a majority vote of the Managers present at a meeting of the Board at which a quorum is present, each Manager having one vote; provided, that at least (1) Class W Manager and (1) Class F Manager voted to approve such action or determination. Notwithstanding the foregoing, any action or determination of the Board may be taken or made without any meeting of the Board (or any notice in respect of any meting), so long as evidenced by a written consent executed by three (3) Managers;

(f) Notwithstanding Section 8.1(e), with respect to any Special Matter, if following (1) good faith consultation and discussion with respect to such Special Matter at a meeting of the Board at which a quorum is present, or (2) the failure of a quorum to have been established at a duly noticed meeting of the Board (provided that such notice specified that the subject matter of such meeting would include such Special Matter) as a result of no Class F Manager being present, any action or determination of the Board with respect to such Special Matter has not been approved in accordance with Section 8.1(e), such action or determination shall nonetheless be deemed duly and validly approved by the Board for all purposes under this Agreement (including Section 8.1(e)) without the vote or approval of any Class F Manager immediately upon a written consent approving such action or determination being executed by each Class W Manager. Without affecting or delaying in any respect the effectiveness of any such approval, upon the execution of any such written consent, a copy thereof shall be promptly delivered to each Class F Manager at the address of each such Class F Manager then on the Company’s books and records. Following the execution of any such written consent, and notwithstanding anything to the contrary contained herein, the Class W Managers, and each of them, shall be duly authorized for all purposes hereunder to take any and all necessary or appropriate action (as determined in good faith by the Class W Managers) on behalf of the Company, including acting for, signing for or doing any act that would bind the Company, in order to effectuate the action or determination approved under this Section 8.1(f).

(g) For purposes of this Agreement, “Special Matters” mean: (1) the issuance of Class A Units pursuant to Section
3.2(c)(i), (2) any Transfers of Un-agreed Derivatives and (3) any distribution pursuant to Section 6.1(b).

(h) No Member, in its capacity as such, shall participate in the management of the Company or have any control over the business of the Company. Notwithstanding any other provision in this Agreement, (i) in no event shall a Member be considered a managing member of the Company by agreement, estoppel, as a result of the performance of its duties or otherwise, and (ii) the Members shall not be deemed to be participating in the control of the business of the Company within the meaning of the Act as a result of any actions taken by a Member hereunder.

(i) Each Member agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, any action of or relating to the Company by the Board as provided herein (including without limitation pursuant to Section 8.1(f)), shall bind each Member in its capacity as a Member.

(j) Notwithstanding anything to the contrary, with respect to the voting of Equity Securities of ABC, the Company and each Member expressly acknowledges and agrees that, without the requirement of any Board approval (including pursuant to Section 8.1(f)), 50% of the total ABC voting power represented by all assets held by the Company shall be voted as directed by the Class W Managers, and 50% of the total ABC voting power represented by all assets held by the Company shall be voted as directed by the Class F Managers, in each case with respect to the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any Acquisition Proposal or Acquisition Transaction (each such term, as defined in the Shareholders Agreement).

(k) Quarterly Trading Plan. Notwithstanding the foregoing, no later than ten (10) days before the end of each fiscal quarter (as adopted by Walgreens in its periodic reporting under the United States Securities Exchange Act of 1934, as amended), one or more of the Class W Managers will propose a plan to a Class F Manager for the acquisition of Equity Securities and/or Derivative Instruments during the following quarter, which may include limits with respect to pricing, timing, volumes and/or manner of acquisitions (the “Quarterly Trading Plan”). Such Class W Manager(s) and such Class F Manager shall consult with each other in good faith with respect to the Quarterly Plan with a view to such Class F Manager consenting (such consent not to be unreasonably withheld) to the adoption of the Quarterly Trading Plan, with consideration given to such amendments and edits as such Class F Manager may propose, it being agreed and understood that the consent of such Class F Manager (i) shall not be unreasonably withheld, conditioned or delayed and (ii) may, for the avoidance of doubt, be communicated in e-mail. In the event that a Class F Manager shall not have affirmatively objected to the Quarterly Trading Plan within 4 calendar days of its receipt, such consent shall be deemed to have been given. In the event that a Class F Manager objects to the adoption of the Quarterly Trading Plan as described above, and the Class W Manger and Class F Manager cannot otherwise agree, any dispute arising over the Quarterly Trading Plan, including any parameter included therein, may be escalated by either such Class W Manager or Class F Manger to Gregory Wasson (or his successor as the CEO of Walgreen Co.) and Stefano Pessina (or his successor as the executive chairman or CEO of Alliance Boots GmbH). Messrs. Wasson and Pessina shall consider the proposed Quarterly Trading Plan, solicit the advice of the Class W Managers and the Class F Managers and shall resolve any matter in dispute under the Quarterly Trading Plan as they see fit. Whether consented to as described above or definitively resolved by Messrs. Wasson and Pessina pursuant to the foregoing sentence, the Quarterly Trading Plan shall be definitively determined no later than the last Business Day of each fiscal quarter and, notwithstanding anything to the contrary in this Agreement shall control with respect to any purchases of any Equity Securities or Derivative Instruments of the Company during the following fiscal quarter without the requirement of any approval of the Board. Notwithstanding anything to the contrary in this Agreement, within the limits established by the Quarterly Trading Plan, the Class W Managers, acting through the Treasury function of Walgreens, shall be responsible for the purchase of Equity Securities or Derivative Instruments of the Company at their sole discretion without the requirement of any approval of the Board or any Class F Manager.

8.2 Meetings of the Board.

(a) Quorum. Three (3) Managers shall constitute a quorum at any meeting of the Board. A Manager who is present at a meeting of the Board at which an action on any matter is taken shall be presumed to have assented to the action unless such Manager’s dissent shall be entered in the minutes of the meeting or unless such Manager shall file a written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b) Meetings; Notice. Meetings of the Board may be held at such place or places as shall be determined from time to time by any two (2) or more Managers, including via teleconference or videoconference where all attendees are able to hear and/or see each other, as applicable. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board or set forth in the notice of meeting. Meetings of the Board may be called on twenty-four (24) hours’ notice by two (2) or more Managers to all other Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the sole and express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notice of any meeting of the Board may be given personally, by mail, facsimile, email, courier or other means and, if other than personally, shall be deemed given to a Manager when delivered to such Manager at the address of such Manager (including email address and/or facsimile number, as applicable) in the books and records of the Company.

8.3 Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, any third Person dealing with the Company shall be entitled to rely exclusively on the representations of the Board (or any W Manager pursuant to

Section 8.1(f)) as to its power and authority to enter into arrangements and shall be entitled to deal with the Board (or any W Manager pursuant to Section 8.1(f)) as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the Board (or any W Manager pursuant to Section 8.1(f)) or any representative thereof with respect to any business or property of the Company be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the Board (or any W Manager pursuant to Section 8.1(f)) or any representative thereof; and every contract or other document executed by the Board (or any W Manager pursuant to Section 8.1(f)) or any representative thereof with respect to any business or property of the Company shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect; (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company; and (c) the Board (or any W Manager pursuant to Section 8.1(f)) or any representative thereof was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Company.

8.4 Liabilities; Certain Duties and Obligations; Exculpation; Related Matters.

(a) No Member shall take, or cause to be taken, any action that would result in any other Member having any personal liability for the obligations of the Company. No Member, in such capacity, shall have any liability under this Agreement for the debts, liabilities or obligations of the Company, except as provided in the Act.

(b) To the fullest extent permitted by applicable law, each Member hereby disclaims any and all fiduciary duties to, or owed from, any Member, the Board, any Manager or any of their respective affiliates, except to the extent set forth in Section 18-1101(c) of the Act, and expressly understands and agrees that each Manager shall be entitled to act solely in the best interests of the Member(s) appointing such Manager, and not of the Company or any other Member (or any of its affiliates).

(c) To the fullest extent permitted by applicable law, no current or former Member or any current or former affiliate of any Member or their respective current or former members, managers, officers, directors, employees, agents, stockholders or partners nor any current or former Manager or Person who serves or has served at the specific request of the Board on behalf of the Company as a manager, officer, director, employee or agent of any other entity shall be liable to the Company or to any Member or any of its affiliates for any act performed or omission made by such Person in connection with this or pursuant to this Agreement, unless such act or omission constitutes gross negligence, fraud or a material or intentional breach of this Agreement.

(d) (i) Nothing in this Agreement shall be construed to require any Manager to manage the Company as his, her or its sole and exclusive function; (ii) any Member, Manager or affiliate of the foregoing may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or Person; (iii) the Company and the Members shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom; and (iv) the pursuit of any such investments or business ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member, Manager or affiliate of the foregoing shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Member, Manager or affiliate of the foregoing shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.

(e) Notwithstanding anything to the contrary contained herein, each Member acknowledges and agrees, on behalf of itself and its affiliates, that nothing in this Agreement shall affect such Member’s or affiliates’ agreements and obligations pursuant to the TRA, the Transaction Documents, the Purchase Agreement or any other agreement by or among the Members and/or any of their affiliates.

(f) The provisions of this Section 8.4 shall survive the dissolution, liquidation, winding up or termination of the Company.

ARTICLE IX

TAX MATTERS

9.1 Tax Treatment. For all U.S. federal (and where applicable, U.S. state and local) income tax purposes, after the issuance of the Class A Units, (a) the Company shall be treated as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-2, (b) the Class A Member shall be treated as the sole owner of the Company’s assets and (c) all items of income, gain, loss, deduction or credit with respect of the Company shall be reported on the income tax returns of the Class A Member or any group of which the Class A Member is a member. The Company and each of the Members shall (and shall cause their respective Affiliates to) file all income Tax returns in a manner consistent with such tax treatment and shall not (and shall not permit any of their respective Affiliates to) take any position on any Tax return, in connection with any Tax proceeding or otherwise inconsistent with such treatment.

9.2 Cooperation; Tax Returns and Proceedings. The Company shall provide to the Class A Member such cooperation, documentation and information as the Class A Member may request in connection with filing any Tax return, amended Tax return or claim for refund or in connection with any Tax proceeding. The Class A Member shall (a) prepare and file all Tax returns required to be filed by the Class A Member that are required to reflect the items of income, gain, loss, deduction or credit with respect to the Company and (b) have the exclusive right to control any Tax proceeding with respect to or in connection with any such Tax return.

9.3 Class A Unit Transactions. The Company and each Member agree that the Class A Unit Transactions shall be treated, for all U.S. federal (and where applicable, state and local) income tax purposes, as a sale by the Class A Member to the holders of the Class F Units of 50% of the Equity Securities and Derivative Instruments held by the Company at the time of the Class A Unit Transactions.

9.4 Tax Withholding. To the extent the Company is required by Law to deduct and withhold any amounts with respect to Taxes from any distribution made to a Member or to make Tax payments on behalf of or with respect to any Member (“Tax Advances”), the Company may deduct and withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member, provided, that if such distributions are not sufficient for that purpose, such Member shall promptly repay the amount of any Tax Advances made on its behalf to the Company. If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Member.

ARTICLE X

DISSOLUTION, WINDING-UP AND TERMINATION

10.1 Dissolution of the Company. Subject, in the case of clauses (a) and (c) below, to a Class F Cancellation Event, the Company shall be dissolved, and its affairs shall be wound up, in accordance with this Article X, upon the first to occur of the following (each, a “Dissolution Event”): (a) the Board determines to dissolve the Company; (b) upon entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and (c) upon (1) the occurrence of the Second Step Failure Event and (2) the delivery of written notice by the Class F unitholders to the Company and the Class A unitholder, within five (5) Business Days of the occurrence of the Second Step Failure Event, specifying that the Class F unitholders elect for the Second Step Failure Event to be deemed a “Dissolution Event” for purposes of this Agreement (such election, the “Share Settlement Election”).

10.2 Effect of Withdrawal, Bankruptcy or Dissolution of a Member. The withdrawal, bankruptcy or dissolution of any Member shall not, in and of itself, dissolve the Company. Subject to applicable law, the trustee, executor, administrator, committee or successor, as the case may be, of any such Member shall have all of the rights and obligations of such Member under this Agreement.

10.3 Transfer of Class A Units Prior to Dissolution. Each of the Members hereby expressly agrees with each other Member that, from and after the issuance of Class A Units pursuant to Section 3.2(c), upon the occurrence of a Dissolution Event:

(a) The holders of the Class F Units shall, on a joint and several basis, be obligated to, and shall, no later than on the second (2nd) Business Day immediately following receipt of the payment instructions provided to the holders of the Class F Units by the holder of the Class A Units (the “Instruction Date”), pay, or cause to be paid, to such holder of the Class A Units an aggregate amount in cash equal to the Class A Unit Transfer Amount (such payment, the “Class A Unit Transfer Payment”).

(b) Immediately upon receipt by the holder of the Class A Units of the entire Class A Unit Transfer Payment pursuant to Section 10.3(a), the holder of Class A Units shall be obligated to, and shall, transfer to the holders of the Class F Units, pursuant to transfer instructions provided by such holders of Class F Units, an aggregate of five (5) Class A Units. For the avoidance of doubt, nothing in this Agreement shall prohibit the transfer of Class A Units in accordance with this Section 10.3 (the “Class A Unit Transfer” and, together with the Class A Unit Transfer Payment, the “Class A Unit Transactions”).

(c) For purposes of this Agreement, the “Class A Unit Transfer Amount” means the sum of: (i) 50% of the aggregate amount of all Mandatory Acquisition Capital Contributions (excluding Specified Derivative Contributions), plus (ii) 50% of, with respect to each Mandatory Acquisition Capital Contribution (excluding Specified Derivative Contributions), the product of (x) such Mandatory Acquisition Capital Contribution and (y) a rate equal to 3-month LIBOR plus 125 basis points per annum from and after the date of such Mandatory Acquisition Capital Contribution to (but not including) the date of the Class A Unit Transfer Payment, plus (iii) the FMV (in each case, as of the date of receipt) of any securities or other property received pursuant to the terms of any Un-agreed Derivatives without the payment of any further settlement or exercise price in respect thereof beyond the purchase price of such Un-agreed Derivatives (which purchase price shall have been covered by the related Specified Derivative Contribution), plus (iv) an amount equal to the lesser of (x) the aggregate amount of income Taxes imposed on or payable by the Class A Member or any group of which the Class A Member is a member with respect to 50% of all payments made by ABC on or with respect to the Equity Securities owned by the Company from the date of its formation until the date of the Class A Unit Transfer Payment and (y) the amount that would have been required to be withheld from such payments in respect of U.S. federal income Taxes had such Equity Securities been beneficially owned by the Class F unitholders during such period.

(d) Notwithstanding the foregoing, without limiting the other rights and remedies that the Class A unitholders may have (in law or equity), if the Class A Unit Transfer Payment is not made by the Class F unitholders in accordance with Section 10.3(a) on or prior to the seventh (7th) Business Day immediately following the Instruction Date, in (1) the case of a

Dissolution Event described in clause (c) of the definition thereof, the Share Settlement shall be deemed not to have been made or given for any and all purposes hereunder and Section 10.6 shall instead apply (“Election Payment Failure”), or (2) in the case of any other Dissolution Event, the Class A unitholders may elect (in their sole discretion) (i) to cause the Company (pursuant to written notice delivered to the Board) to, and the Company shall, continue with the dissolution and winding up of the Company pursuant to this Article X (including the distributions provided for under Section 10.4) without the occurrence of the Class A Unit Transactions, in which event the right of the Class F Unitholders to acquire Class A Units pursuant to the Class A Unit Transfer shall cease and be of no further force and effect from and after the delivery of such written notice to the Board (such delivery, a “Dissolution Continuance Event”) or (ii) in the case of a Dissolution Event described under clauses (a) or (c) of the definition thereof, to trigger a Class F Cancellation Event pursuant to written notice delivered to the Board (a “Class F Cancellation Notice”). Upon delivery of a Class F Cancellation Notice, (1) any and all Class F Units (including without limitation any and all rights, privileges and preferences in respect thereof) shall automatically and immediately be canceled and terminated and shall forthwith become void, in each case for all purposes under this agreement and applicable law (including the Act) and without any consideration or other compensation in respect thereof (and, for the avoidance of doubt, the Company shall have no right or authority whatsoever to reissue any such cancelled Class F Units, and/or issue, authorize or designate any other Class F Units or any other Membership Units) and (2) for all purposes under this Agreement the applicable Dissolution Event shall be deemed not to have occurred (a “Class F Cancellation Event”). For the avoidance of doubt, no Class F Cancellation Event or Dissolution Continuance Event shall relieve the Class F unitholders from their obligations to make the Class A Unit Transfer Payment or from any liability in respect of a breach thereof.

10.4 Winding-up and Termination. Upon the occurrence of a Dissolution Event (unless there shall have occurred a Class F Cancellation Event in respect of such Dissolution Event), but, from and after the issuance of Class A Units pursuant to Section 3.2(c), only after the earlier of (1) the consummation of the Class A Unit Transactions and (2) a Dissolution Continuance Event, the Board shall proceed diligently to wind up the affairs of the Company and make the final distributions as provided herein. The steps to be accomplished by the Board are as follows:

(a) the Board shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof; and

(b) from and after the issuance of Class A Units pursuant to Section 3.2(c), all remaining assets of the Company shall be distributed solely in-kind, and solely to the holders of Class A Units, on a pro rata basis based on the number of Class A Units held by each such holder. For the avoidance of doubt, in no event shall holders of Class W Units or Class F Units be entitled to any distributions whatsoever pursuant to this Agreement, including without limitation this Article X, in respect of such Class W Units or Class F Units, respectively.

Compliance by the Board and the Company with the provisions of this Section 10.4 constitutes a complete return to all Members of all capital contributions and a complete distribution to all Members in respect of its interests in all the Company’s property and constitutes a compromise to which all Members have consented. Each Member agrees that the liability for the return of its capital contribution is limited to the Company and to the Company’s assets and in all cases subject to the terms and conditions of this Article X. In the event the Company’s assets, and/or the provisions of this Article X, are insufficient to return the full amount of a Member’s capital contribution, each Member hereby waives any and all claims whatsoever that it might otherwise have against the Company, any other Member, the Board or any of their respective affiliates with respect thereto.

10.5 Termination. On completion of the distribution of Company assets as provided herein, the Board shall file such documents and take such other actions as may be necessary to terminate the existence of the Company. Upon satisfaction of all applicable matters required under the Act and this Article X, the existence of the Company shall cease, except as may be otherwise required under the Act.

10.6 Cancellation and Payment Event. Notwithstanding Sections 10.1-10.5, if, within five (5) Business Days of the occurrence of the Second Step Failure Event, the Class F unitholders have not delivered to the Company and the Class W unitholders written notice making the Share Settlement Election, no Dissolution Event shall be deemed to have occurred in respect of the Second Step Failure Event and the following provisions shall instead apply:

(a) If the Class A Unit Transfer Amount is less than the FMV of the Applicable Assets as of the date of the Second Step Failure Event (or, if lower, the FMV of the Applicable Assets as of the date of the Election Payment Failure), (i) the holder of the Class A Units shall be obligated to, and shall, promptly (but in no event later than on (x) the seventh (7th) Business Day immediately following the Second Step Failure Event or (y) if later, the second (2nd) Business Day immediately following the final determination of the FMV of the Applicable Assets as of the date of the Second Step Failure Event (or, if lower, the FMV of the Applicable Assets as of the date of the Election Payment Failure)) pay, or cause to be paid, to the holders of the Class F Units, pursuant to payment instructions provided by such holders of the Class F Units, an aggregate amount in cash equal to the excess of such FMV of the Applicable Assets over the Class A Unit Transfer Amount and (ii) simultaneously with the completion of the payment described in clause (i), any and all Class F Units (including without limitation any and all rights, privileges and preferences in respect thereof) shall automatically and immediately be canceled and terminated and shall forthwith become void, in each case for all purposes under this agreement and applicable law (including the Act) and without any consideration or other compensation in respect thereof (and, for the avoidance of doubt, the Company shall have no right or authority whatsoever to reissue any such cancelled Class F Units, and/or issue, authorize or designate any other Class F Units or any other Membership Units); or

(b) If the Class A Unit Transfer Amount is greater than the FMV of the Applicable Assets as of the date of the Second Step Failure Event (or, if lower, the FMV of the Applicable Assets as of the date of the Election Payment Failure), (i) the holders of the Class F Units shall, on a joint and several basis, be obligated to, and shall, promptly (but in no event later than on (x) the seventh (7th) Business Day immediately following the Second Step Failure Event or (y) if later, the second (2nd) Business Day immediately following the final determination of the FMV of the Applicable Assets as of the date of the Second Step Failure Event (or, if lower, the FMV of the Applicable Assets as of the date of the Election Payment Failure)) pay, or cause to be paid, to the holder of the Class A Units, pursuant to payment instructions provided by such holder of the Class A Units, an aggregate amount in cash equal to the excess of the Class A Unit Transfer Amount over such FMV of the Applicable Assets and (ii) simultaneously with the completion of the payment described in clause (i), any and all Class F Units (including without limitation any and all rights, privileges and preferences in respect thereof) shall automatically and immediately be canceled and terminated and shall forthwith become void, in each case for all purposes under this agreement and applicable law (including the Act) and without any consideration or other compensation in respect thereof (and, for the avoidance of doubt, the Company shall have no right or authority whatsoever to reissue any such cancelled Class F Units, and/or issue, authorize or designate any other Class F Units or any other Membership Units) (each of clauses (a) and (b), a “Cancellation and Payment Event”).

(c) “Applicable Assets” shall mean all assets of the Company.

(d) “FMV” shall mean 50% of (i) with respect to cash, the amount of such cash, (ii) with respect to publicly traded securities, the closing price of such securities (regular way) on the principal exchange of such securities as of the trading day immediately prior to the date of determination and (iii) with respect to all other property, the fair market value of such property as determined by the holder of the Class A Units, acting in good faith and evidenced by a written notice delivered promptly to the holders of the Class F Units. With respect to clause (iii), if the holders of the Class F Units object in writing to the holder of the Class A Units’ calculation of fair market value within 10 business days of receipt of written notice thereof and the holders of the Class F Units and the holder of the Class A Units are unable to agree on such fair market value during the 10-day period following the delivery of the Class F unitholder objection, the Appraisal Procedure may be invoked by either party to determine FMV by delivering written notification thereof not later than the 30th day after delivery of the Class F unitholder objection.

(e) “Appraisal Procedure” means a procedure whereby two independent, nationally recognized appraisers, one chosen by the Class A unitholder and one by the Class F unitholders, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent, nationally recognized appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. In such event, the decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Class A unitholder and the Class F unitholders; otherwise, the average of all three determinations shall be binding upon the Class A unitholder and the Class F unitholders. 50% of the costs of conducting any Appraisal Procedure shall be borne by the Class A unitholder, and 50% of the costs of conducting any Appraisal Procedure shall be borne by the Class F unitholders.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, facsimile, email or overnight courier to the recipient’s facsimile number, email address or address as set forth below or to such other facsimile number, email address or address as a party hereto may notify to the other parties hereto from time to time and shall be given:

(a) if to the Company (or to the Board), at the facsimile number, email address or address of each of the Walgreens Party and of the AB Party (as provided in clause (b) below); or

(b) if to any Member, at the facsimile number, email address or address given for such Member on Schedule I hereto,

in each case with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:	Andrew R. Brownstein, Esq.
Benjamin M. Roth, Esq.
Fax:	(212) 403-2000
Email:	ARBrownstein@wlrk.com
BMRoth@wlrk.com

and

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 – Paris

France

Attn:	Me. Alain Maillot
Benjamin S.J. Burman, Esq.
Fax:	+33 1 45 02 49 59
Email:	amaillot@darroisvilley.com
bburman@darroisvilley.com

(c) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission in legible form if received prior to 5:00 p.m. local time on such date, or at the beginning of the recipient’s next Business Day if received after 5:00 p.m. local time on such date or such date is not a Business Day, if delivered by fax or email.

11.2 Entire Agreement. This Agreement, together with the TRA, the Transaction Documents, the Purchase Agreement and the Transaction Documents (for this purpose only, as defined in the Purchase Agreement), constitutes the entire agreement of the Members and their affiliates relating to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, nothing in this Agreement shall amend, modify, limit or waive in any way the Purchase Agreement or the Transaction Documents (for this purpose only, as defined in the Purchase Agreement).

11.3 Effect of Waiver or Consent. No course of dealing between the Company and the Members (or any one of them or any of their affiliates) or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any party to this Agreement. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights under this Agreement with respect to that default until the applicable statute-of-limitations period has run.

11.4 Amendment or Restatement. This Agreement (including any Exhibit or Schedule hereto) may, from time to time, be amended, modified, supplemented or restated, and any provisions of this Agreement may be waived, only by the Board.

11.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member, and their respective successors and permitted assigns.

11.6 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

11.7 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties.

11.9 Remedies. The parties hereto agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

11.10 Further Assurances. The Company and each Member shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as reasonably necessary or appropriate to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

11.11 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), any one of which need not contain the signatures of more than one party, but all such counterparts, taken together, shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.12 Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation” (except to the extent the context otherwise provides); (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (e) references to the Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Except as expressly stated in this Agreement, all references to any other agreement or contract are to such agreement or contract as amended, modified, supplemented or replaced from time to time.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

Members:

WALGREENS PHARMACY STRATEGIES, LLC

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Vice President

ALLIANCE BOOTS LUXEMBOURG S.À.R.L.

By:	/s/ Wolfgang Zettel
Name:	Wolfgang Zettel
Title:	Class A Manager

By:	/s/ Simone Retter
Name:	Simone Retter
Title:	Class B Manager

[Limited Liability Company Agreement Signature Page]

SCHEDULE I

Register of Members

	Member	Number of Membership Units	Date and Amount of Contribution
Member	WALGREENS PHARMACY STRATEGIES, LLC Address/Contact/Email Information: c/o Walgreen Co. Attn: Thomas J. Sabatino 108 Wilmot Road Deerfield, Illinois 60015 (847) 315-3652 thomas.sabatino@walgreens.com	Number of Membership Units: 10 Class W Units	March 18, 2013 $0.00
		Number of Membership Units: 10 Class A Units	Effective as of June 3, 2013 $1.00 Aggregate Applicable Acquisition Contributions as of April 10, 2014: $716,683,328.07

Member

ALLIANCE BOOTS LUXEMBOURG S.À.R.L.

Address/Contact/Email Information:

59, rue de Rollingergrund

Luxembourg L-2440

Grand Duchy of Luxembourg

Attention: Wolfgang Zettel

Tel: +352 270 245 28

Fax: +352 270 245 70

Wolfgang.zettel@ab-acquisitions.lu

		Number of Membership Units: 10 Class F Units	March 18, 2013 $0.00

EXHIBIT A

DEFINITIONS

“Act” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which banks in New York, NY are authorized or obligated by law to close.

“Class A Member” means the Member holding Class A Units.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Member” means (a) each Person identified on Schedule I as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Membership Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Membership Interest” means a membership interest in the Company, including the right of the holder thereof to any and all benefits to which a holder thereof may be entitled as provided in this Agreement, together with the obligations of a holder thereof to comply with all of the terms and provisions of this Agreement.

“Membership Unit” means a fractional part of the Membership Interests of all Members, which is designated as a Membership Unit, and having the rights and obligations specified with respect thereto in this Agreement. For the avoidance of doubt, “Membership Units” include only Class W Units, Class F Units and Class A Units.

“Person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Second Step Failure Event” shall be deemed to occur upon the termination of the Purchase Agreement without the Second Step Closing (as defined in the Purchase Agreement) having occurred.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

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“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

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EXHIBIT B

FORM OF ADDENDUM AGREEMENT

This Addendum Agreement (the “Addendum Agreement”) is made this      day of             , 20    , by and between                                         , the transferee or the recipient of an issuance, as applicable (the “Transferee”), and WAB HOLDINGS LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of that certain Limited Liability Company Agreement dated as of March 18, 2013, including all exhibits and schedules thereto (as the same may be amended from time to time, the “Agreement”), a copy of which is attached hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. By the execution of this Addendum Agreement, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Membership Units in accordance with and subject to the terms and conditions of the Agreement.

2. The Transferee represents and warrants, as of the date hereof, to the Company and to the Members as provided in Section 5.1 of the Agreement, replacing any references to the “Agreement” to “this Addendum Agreement and the Agreement.”

3. The Transferee (a) agrees that the Membership Units acquired by Transferee, and certain other Membership Units that may be acquired by Transferee in the future, shall be bound by and subject to the terms and conditions of the Agreement, pursuant to the terms thereof, (b) hereby adopts the Agreement with the same force and affect as if it was originally a party thereto and (c) agrees that it shall be deemed to be a Member for purposes of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

4. Any notice required as permitted by the Agreement shall be given to Transferee at the facsimile number, email address or address listed beneath the Transferee’s signature below.

5. For the absence of doubt, this Addendum Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Addendum Agreement as of the date written below.

AGREED TO on behalf of the Company:

Transferee	Name:
Title:

Transferee’s the facsimile number, email address and address for Notices: